Tyson Foods Continues Execution of Succession Planning

John Tyson to continue to lead board of directors

Springdale, Arkansas – September 28, 2007 – John Tyson will continue as Chairman of the Board of Tyson Foods, Inc. (NYSE: TSN), but has made the decision to serve in a non-executive capacity, the company announced today.

Building on the succession planning started last year when the duties of CEO were turned over to Richard L. “Dick” Bond, John Tyson will discontinue his remaining responsibilities as an executive officer of the company. This includes having senior executives who have been reporting to him, including the company's General Counsel and the Senior Vice President of External Relations, now report to the CEO.

As part of the change in responsibilities, John Tyson will provide advisory services to the company under the terms of a new contract, which takes effect today. This replaces, four months early, his previous contract that was scheduled to expire in February 2008 as well as the commitment to enter into a ten year senior executive employment agreement, and enables the company to begin the new fiscal year under this revised organizational structure. The new contract makes some adjustments in John Tyson’s compensation, which Tyson Foods officials believe are both favorable to and in the best interests of the company. More information about the new contract is in a Form 8-K, which was filed today with the Securities and Exchange Commission and is available on-line at www.sec.gov.

“The decision to relinquish my duties as an executive officer is part of the evolution of the company’s succession planning,” said John Tyson. “I have full confidence in Dick Bond and the rest of the management team to continue to move this company forward. As Chairman of the Board of Tyson Foods I will remain involved in overseeing the strategic direction of the company.”

“I thank John for his leadership and the foundation he’s established as Chairman,” said Bond. “I personally appreciate the support he’s given me as CEO and look forward to continuing to work with him as Chairman of our Board. Because of the hard work of the entire Tyson team, the company returned to profitability in fiscal 2007, which ends this week, and we look forward to even more improvement in the year ahead.”

John Tyson joined the company’s board of directors in 1984. After serving in various executive capacities, Tyson became Chairman in 1998. He served as Chairman, President and CEO beginning in 2000 and served as Chairman and CEO from 2001 to 2006. Tyson is 54.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and

Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

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Contact: Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com